Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura Wakeley (717) 291-2616 Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Completes Acquisition of Prudential Bancorp, Inc.

Will Expand Fulton Bank’s Presence in Philadelphia;

$2 Million Pledged to Support Neighborhood Causes

July 1, 2022 – LANCASTER, PA – Fulton Financial Corporation (NASDAQ: FULT) (“Fulton”) today announced the successful completion of its acquisition of Prudential Bancorp, Inc. (formerly NASDAQ: PBIP) (“Prudential Bancorp”) headquartered in Philadelphia, Pennsylvania, in a transaction in which Prudential Bancorp was merged into Fulton (the “Merger”).

“We are excited to have completed, in approximately four months, the acquisition of Prudential Bancorp,” said Phil Wenger, Fulton’s Chairman and Chief Executive Officer. “I am really proud of the team members from both banks, who are joining together to create a smooth transition for Prudential Bank customers as they become Fulton Bank customers later this year. Our company’s enhanced presence in Philadelphia will help us expand our efforts to change lives for the better in the communities we serve. I would also like to welcome Prudential Bancorp’s shareholders to Fulton. We are delighted to have you with us.”

Prudential Bancorp’s subsidiary, Prudential Bank, will operate as a separate subsidiary of Fulton until the fourth quarter of this year when Fulton expects to merge Prudential Bank into its existing subsidiary, Fulton Bank, N.A. (“Fulton Bank”), and to convert Prudential Bank’s operating systems and customer accounts to Fulton Bank’s. Until the bank merger and systems conversion occurs, Prudential Bank customers will continue to be served through Prudential Bank’s current product and service offerings, and Prudential Bank’s existing office locations will continue to operate as ‘Prudential Bank’.

In conjunction with the acquisition, as previously announced, Fulton has made a $2 million contribution to the Fulton Forward® Foundation, designated to provide impact gifts to nonprofit community organizations in Philadelphia that are focused on advancing economic empowerment—particularly in underserved communities. Grants will focus on programs in the areas of affordable housing and home ownership; job training and workforce development; financial education and economic empowerment; and diversity, equity and inclusion.

The Merger was approved by banking regulators and by Prudential Bancorp’s shareholders. Under the terms of the merger agreement between Fulton and Prudential Bancorp (the “Merger Agreement”), Prudential Bancorp shareholders are receiving shares of Fulton common stock based on a fixed exchange ratio of 0.7974 of a Fulton share and $3.65 in cash for each share of Prudential Bancorp common stock they owned.

Additional information about the acquisition and the Merger are available in a Current Report on Form 8-K that is being filed by Fulton with the U.S. Securities and Exchange Commission (the “SEC”) simultaneously with the issuance of this press release.

Fulton Financial Corporation is the holding company for Fulton Bank (www.fultonbank.com) and Prudential Bank (www.psbanker.com). With consolidated assets of approximately $26.4 billion, Fulton provides financial services through more than 200 financial centers in Pennsylvania, Delaware, Maryland, New Jersey and Virginia.

Safe Harbor Statement

This communication contains certain forward-looking information about Fulton that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Fulton. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “projects,” the negative of these terms and other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Fulton with respect to the Merger, the strategic benefits and financial benefits of the Merger, including the expected impact of the transaction on Fulton’s future financial performance (including anticipated accretion to earnings per share and other metrics).

Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the business of Fulton, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Fulton, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements.

All forward-looking statements included in this communication are based on information available on the date hereof. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. Fulton is under no obligation to (and expressly disclaims any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Forward-looking statements contained in this communication are subject to, among others, the following risks, uncertainties and assumptions:

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the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or challenges arising from, the integration of the former Prudential Bancorp into Fulton or as a result of the strength of the economy, competitive factors in the areas where Fulton does and the former Prudential Bancorp did business, or as a result of other unexpected factors or events;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the Merger;

•	the outcome of any legal proceedings related to the Merger which may be instituted against Fulton or the former Prudential Bancorp;

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unanticipated challenges or delays in the integration of the former Prudential Bancorp’s business into Fulton’s business and or the conversion of the former Prudential Bancorp’s operating systems and customer accounts onto Fulton’s may significantly increase expenses associated with the Merger; and

•	other factors that may affect future results of Fulton.

These forward-looking statements are also subject to the “Risk Factors” as well as other principal risks and uncertainties applicable to the respective businesses and activities of Fulton and the former Prudential Bancorp that are disclosed in Fulton’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, in its Quarterly Report on Form 10-Q for the quarter-ended March 31, 2022, and in other documents Fulton files with the SEC, and in the former Prudential Bancorp’s Annual Report on Form 10-K, as amended, for its fiscal year ended September 30, 2021, in its Quarterly Reports on Form 10-Q for the quarters-ended December 31, 2021 and March 31, 2022, and in other documents the former Prudential Bancorp filed with the SEC. Fulton’s and the former Prudential Bancorp’s SEC filings are accessible on the SEC website at www.sec.gov.

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